Exhibit 16.8

SEISAN

WE HELPED INTEL REWARD ITS TECH PARTNERS


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Intel Solution Summit
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Objective

Create a mobile application to facilitate rewards redemption and fulfillment at Intel partner global conferences in the United States, Europe and Asia.

Solution

A custom-built Android application that manages the entire rewards redemption process, from tracking a user's points to managing merchandise inventory and aiding in order fulfillment.

LEVERAGED TECHNOLOGIES

- Native Android Application
- Java Programming Language
- Amazon AWS
- Amazon S3
- SpotMe Cloud Services
- Secure JSON Web Services
- Laser Barcode Scanning
- Thermal Printing Hardware

PLATFORM INTEGRATION

- Amazon AWS
- ELO Point of Sale Hardware
- Android Tablet Devices
- Google Analytics
- SpotMe Cloud Services

CORE CAPABILITIES

- Mobile Application Development
- UX/UI
- Cloud (AWS)
- Systems Integration

Seisan developed the Intel Connected Store for the Solution Summit. It provided a full shopping experience for the thousands of trade show attendees from all over the world.


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The Connected Store
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Intel Essential Cooler Bag
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Large capacity cooler bag for outdoor activities or daily use.
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Each year, Intel invites its many technology providers to its Solutions Summit to showcase its latest advancements and initiatives.
In addition to giving the thousands of attendees a front-row view of its newest tech products, Intel also rewards attendees with points that are ultimately redeemable for merchandise: computer hardware, electronics, mobile devices, clothing, and other accessories.

To manage this process, we partnered with Intel to create the Connected Store – a multifaceted application that provides a virtual shopping experience for mobile users; tracks inventory for both online and traditional brick and mortar retail stores; and facilitates the order fulfillment process before the items are packed up and shipped out.

SEISAN'S APPROACH / INTEL CONNECTED STORE MOBILE APP

PROJECT OVERVIEW

When Intel's technology partners gather to attend the annual Solutions Summit, they go there with the expectation of being wowed by what's coming next. With that consideration in mind, we knew that we had a high bar set for our rewards redemption solution, as these very same attendees would be the end-user of our application.

There were three primary objectives for the **Intel Connected Store** project. For starters, Intel was interested in a showcase application capable of demonstrating a modern shopping experience for its international conference attendees. Next, the project called for our team to demonstrate that shopping experience functionality on new touchscreen mobile devices that were being developed by Intel. Lastly, our solution needed to provide an order fulfillment system that's capable of integrating with technologies such as SMS notifications, thermal-printed receipts, and laser barcode scanners.

TECHNOLOGY DETAILS

The Intel Connected Store project included user experience (UX) design, database architecture, web services, and a user-facing native Android application. This application was built using the native Java programming language for the Android operating system. The Android platform was selected due to the device requirements set by Intel – Intel wanted to showcase new Android touch-screen mobile devices that included integrated laser barcode scanning.

A custom backend was built to run on lite and small Intel NUC hardware. This backend ran multiple lean server processes that served the store application, integrated with thermal printing hardware and generated/processed QR code based store application orders real time. In addition, Seisan also coordinated all integration with third parties such as SpotMe Cloud and hardware providers for laser code scanning and thermal receipt printing.

Amazon AWS was selected as the data server for the project. Seisan developed a library of secure RESTful web services to facilitate data being sent to/from tablet devices. Seisan built and deployed an Amazon RDS cloud database to securely store all application data and utilized Amazon S3 to facilitate the storage of digital assets.

RESULTS

The Connected Store experience was utilized at conferences throughout North America and Asia and feedback from conference attendees was extremely positive. Following the success of the Connected Store project, Seisan has partnered with Intel for annual updates to the Connected Store Platform as well as numerous other Intel projects.


The Connected Store
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Scan Instructions
› Click the button on the back of the tablet to activate the QR Code Scanner
› Once active, point the scan laser at the item and it will be added to your cart
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WORKING WITH A SPECIFIC DEVICE

The Android device selected by Intel was very specific as it allowed users to easily scan and item via the onboard laser scanner and have it saved into their cart. This added to the experience as users were able to touch the item prior to making a final decision.


intel
The Connected Store
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STYLE GUIDELINES WITH A TWIST

A simply animated background of shifting shapes and colors was presented to help bring the experience of the Intel Connected Store to life. It opened a new feel to a well established set of brand visuals while creating a completely fresh user experience.

CONTACT SEISAN 150 Farmington Lane Lancaster, Pennsylvania 17601 1-717-394-9225 **bd@seisan**.com